UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  January 11, 2017

Tangoe, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-35247	06-1571143
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

35 Executive Blvd., Orange, Connecticut	06477
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (203) 859-9300

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.                Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 11, 2017, the Board of Directors of Tangoe, Inc. (the “Company”) approved the Company’s entry into an executive retention agreement (the “Retention Agreement”) with the Company’s Chief Executive Officer, J.D. Foy.  Under the Retention Agreement, Mr. Foy will be entitled to receive, upon his termination by the Company other than for cause, death or disability or upon his resignation for good reason (each a “Qualifying Termination”), a lump sum cash severance payment.

Such severance payment will have a base salary component and a bonus component.  The base salary component will equal 125% of Mr. Foy’s then-current base salary if the Qualifying Termination occurs on or before June 30, 2017, and the greater of (i) 150% of Mr. Foy’s highest base salary during the two fiscal year period prior to the Qualifying Termination and (ii) 150% of Mr. Foy’s then-current base salary if the Qualifying Termination occurs after June 30, 2017.  The bonus component will equal a pro rata portion of Mr. Foy’s 2017 bonus target, less any bonus amounts previously paid in 2017, if the Qualifying Termination occurs on or before December 31, 2017, and a pro rata portion of Mr. Foy’s actual bonus paid in the year prior to the Qualifying Transaction, less any bonus amounts previously paid in the year of the Qualifying Termination, if the Qualifying Termination occurs after December 31, 2017.

Additionally, under the Retention Agreement, the Company will subsidize the health insurance premiums Mr. Foy may incur, if any, under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, for twelve months following the Qualifying Termination at the same percentage which the Company subsidizes the health insurance premiums of its then-current executive officers.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TANGOE, INC.
Date: January 18, 2017
	By:	/s/ Thomas P. Flynn
Thomas P. Flynn
Chief Administrative Officer, General Counsel & Secretary